Ex-99.2 a)

As of and for the year ended December 31, 2003, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $140 million and $20 million, respectively.



Cendant Mortgage Corporation


/s/ Terence W. Edwards
----------------------
Terence W. Edwards
President and Chief Executive Officer


/s/ Mark Danahy
---------------
Mark Danahy
Senior Vice President & Chief Financial Officer


/s/ Martin L. Foster
--------------------
Martin L. Foster
Senior Vice President - Loan Servicing


Ex-99.2 b)


                                                                    INDYMAC BANK




                      MANAGEMENT'S ASSERTION ON COMPLIANCE
            WITH THE SPECIFIED MINIMUM SERVICING STANDARDS SET FORTH
         IN THE UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

                              REPORT OF MANAGEMENT

We, as members of management of IndyMac Bank, F.S.B. (the Bank), are responsible for complying with the servicing standards identified in the attached Exhibit A (the "specified minimum servicing standards") as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Bank's



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

compliance with the specified minimum servicing standards as of December 31, 2003 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2003, the Bank complied, in all material respects, with the specified minimum servicing standards.

As of December 31, 2003 and for the year then ended, the Bank had in effect a fidelity bond in the amount of $40,000,000 and an errors and omissions policy in the amount of $20,000,000.






/s/ Michael W. Perry                             /s/ Tony Ebers
--------------------                             --------------
Michael W. Perry                                 Tony Ebers
Chairman and                                     Executive Vice President
Chief Executive Officer                          Home Loan Servicing

/s/ Scott Keys                                   /s/ Jeff Lankey
--------------                                   ---------------
Scott Keys                                       Jeff Lankey
Executive Vice President and                     Senior Vice President and
Chief Financial Officer                          Chief Accounting Officer

January 23, 2004




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